                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

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                                Cytel Corporation
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                (Name of Registrant as Specified In Its Charter)

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                                CYTEL CORPORATION
                             3525 JOHN HOPKINS COURT
                               SAN DIEGO, CA 92121


To Our Stockholders:

        We have enclosed with this letter the proxy materials for our upcoming Annual Meeting, including detailed descriptions of two stock plan proposals and an option repricing proposal. We are asking for your approval of these proposals to allow us to attract, retain and motivate highly qualified employees, and by doing so, to enhance the value of the Company on behalf of all stockholders of the Company.

Proposed Option Repricing

        Although option programs are critical incentive tools, when stock prices fall, these programs can amplify the challenge of restoring stockholder values. Employees are demoralized by the loss of their expected profits, and retention value disappears. If stock prices drop well below exercise prices, employees who are not financially sophisticated will consider the options to be worthless - in spite of favorable long-term prospects for their companies.

        When companies experience a substantial decline in stock price, their Boards of Directors may be asked to reprice (i.e. lower the exercise prices of) employee stock options which have lost their near-term compensation value. On April 28, 1998, the closing price of the Company's Common Stock was $1.71 per share. Of the Company's approximately 4,600,000 options outstanding under the Company's 1989 Stock Option Plan, over 900,000 options have an exercise price in excess of $6.00 per share and over 2,400,000 have an exercise price of $4.00 per share or higher. As a result, the exercise price that most Cytel employees would have to pay in order to exercise their stock options substantially exceeds the price at which anyone could buy stock in the market. We believe that such "out-of-the-money" stock options have little incentive value to employees and in fact undermine morale and motivation.

        In December 1996, the Board of Directors agreed at the request of the State of Wisconsin Investment Board, a major shareholder of the Company (the "Wisconsin Board"), not to reprice any options prior to December 1998 without prior stockholder approval. We are concerned that the Company may be at risk of losing employees because most of the outstanding stock options are not providing incentives to the Company's management team and other employees. After careful consideration of market conditions, employee turnover, employee morale and the challenges and opportunities facing the Company, the Board of Directors has determined that it is in the best interests of the stockholders of the Company to give employees the opportunity to consider replacing "underwater" stock options with options having an exercise price equal to the fair market value of the stock on the date of exchange. The decision to do so requires balancing two apparently conflicting points of view:

o FOR EMPLOYEES repricing is viewed as a good thing. Repricing restores value to options which were offered as inducement to join the company and which have been earned by employees through vesting. A standardized repricing formula allows employees to decide for themselves whether to accept the terms of the repricing. Moreover, it alleviates the problem of deciding on new option grants which must be designed to meet each employee's individual option situation (i.e. depending on exercise prices and vesting status of previous grants, as well as eligibility for future grants). For management, repricing is inherently equitable; it is easy to implement without disrupting compensation administration, and it can quickly solve serious problems of employee motivation and retention.

o FOR STOCKHOLDERS repricing is viewed as a bad thing. Stockholders approve stock option programs on the basis that employees can participate in the upside valuation potential of the stock, if they accept the risk of receiving zero compensation when the upside does not materialize. Since stockholders do not receive a partial refund when stock prices decline, they justifiably consider it unfair to provide this benefit to employees - in particular the senior management team responsible for building shareholder value. For stockholders, repricing can violate the basic rationale for stock options.

        How can this conflict be resolved? The answer is in devising a repricing proposal that restores motivational value from an employee viewpoint without providing a windfall gain from a stockholder viewpoint.

        Employees and stockholders tend to view the present value of stock options in very different ways:

o EMPLOYEES usually focus on the cash value of stock options. In their view, the cash value is simply the difference between the option exercise price and the current (or expected near-term) stock market price, times the number of vested shares (i.e. "how much would my options be worth to me if I cash them in"). Most employees tend to relate their stock options to tangible compensation benefits, e.g. buying a new car, financing a house, or paying for college. As a result, most employees would choose to have fewer options that are exercisable at the current market price, rather than more options that are exercisable at well above the current market price.

o STOCKHOLDERS usually focus on the investment value of stock options. In their view this investment value is determined by the dilution effect of selling stock below the market, which is a cost that can be quantified using the Black-Scholes option model. As a result, most stockholders would not object to lowering exercise prices if the Black-Scholes fair value of the option grants did not change - a result that can be achieved by lowering the number of option shares by an appropriate amount.

        This difference in valuation perceptions offers a way to design an effective and acceptable option repricing proposal: revise the parameters of stock option contracts to restore near-term cash value to employees without changing the investment value of these contracts for stockholders. In other words, offer employees the opportunity to benefit from lower exercise prices by accepting a smaller number of option shares calculated to maintain the fair value of each option contract before and after repricing.

        In light of the Company's current position, the Board of Directors has worked closely with the Wisconsin Board to develop an option exchange program, the details of which are described in Proposal 3 and summarized below, that is acceptable to the Wisconsin Board and which aligns the interests of stockholders and employees. We believe that the Company is at a critical stage in its development and that the option exchange program will be critical to employee retention.

        The proposed option exchange program would offer Cytel employees, including management, a one-time opportunity to exchange their out-of-the-money stock options for fewer new options exercisable at the market price of the Company's Common Stock when the exchange is made. The exchange ratio will be calculated based on a mathematical formula which incorporates components of the Black-Scholes option model, including the exercise price of the previous option s and new options, and the volatility and price of the Company's Common Stock at the date of award of the new options. The formula was developed by a third-party mathematical modeling consulting firm employed by the Wisconsin Board. These same components and formula were used to develop a unique vesting feature for the new options that encourages employees to hold their options. The mechanism used to accomplish this is a deferral of vesting of portions of the option until the sixth year following the date of exchange if an employee exercises the option relatively soon after the exchange.

        Cytel and the Wisconsin Board believe that both employees and shareholders benefit from this program, which attempts to equalize the Black-Scholes fair value before and after repricing regardless of how long the options are held. Employees are offered an opportunity to hold stock options which they perceive to be of greater near-term incentive value, and receive a greater portion of the options if they continue to hold as employees. Shareholders can view the repricing as a relatively neutral financial transaction in terms of its impact on dilution as measured by the Black-Scholes fair value. We have designed the exchange program in consultation with the Wisconsin Board, and your Board of Directors, management and the Wisconsin Board recommend approval of the repricing proposal.

Increase In Employee Stock Pool

        The Company's long-term incentive compensation program includes stock options and other stock awards and an employee stock purchase plan. Stock options are an important component of employee compensation for biotechnology companies. When stock prices rise, in-the-money stock options can provide significant compensation without using essential cash resources, and the unvested portions of those options provide incentives to stay, thereby raising recruiting costs to competitive employers. Virtually all companies in the biotechnology industry use stock options to attract and retain outstanding employees, and there is substantial competition to obtain and/or retain skilled and experienced scientists and managers in the industry. Many biotechnology companies also offer cash bonuses to their employees, but Cytel does not. As a result, stock option-based incentives are a particularly important part of the benefits package for employees of the Company.

        Because a stock option only becomes exercisable if an employee remains with the Company, stock options are an important means of motivating employees to remain at Cytel. As stock options become fully exercisable and are exercised, their impact in motivating employees and directors dissipates, and it becomes necessary to grant new stock options to those employees and directors. Proposal 5 provides for amendments to the Company's 1989 Option Plan and 1994 Non-Employee Directors' Plan to increase the number of shares available for issuance under such plans. At present, the Company has only 185,144 shares available for option grants to be used to attract new employees or as incentives to retain current employees. The Company currently anticipates that the additional shares for which approval is being requested should be sufficient to satisfy the Company's equity incentive needs until its annual meeting in the year 2000.

        We want to assure you that we are very sensitive to the dilutive nature of stock options. In this regard, it is our policy over the long term to constrain annual increases in the employee stock option pool to not exceed 2.5% of the total outstanding Common Stock on average.

        In this context we have given very careful consideration to how we should update our option program in light of recent events and future challenges. Because we believe you understand the critical role that properly designed stock options play in attracting, motivating, and retaining the employee talent necessary to develop important new medicines, your Board of Directors and management recommend approval of the proposed increase in the employee stock option and purchase plan pools.

Sincerely,

/s/ HOWARD E. GREENE, JR.

Howard E. Greene, Jr.
Chairman of the Board

                                CYTEL CORPORATION
                             3525 JOHN HOPKINS COURT
                               SAN DIEGO, CA 92121

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 12, 1998

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cytel Corporation, a Delaware corporation (the "Company"), will be held on Friday, June 12, 1998 at 1:30 p.m. at 3525 John Hopkins Court, San Diego, California, for the following purposes:

    1. To elect nine directors to hold office for the ensuing year or until their successors are elected.

    2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the Company's authorized shares of Common Stock from 50,000,000 shares to 75,000,000 shares.

    3.  To approve an option exchange program.

    4. To approve an amendment to the Company's Employee Stock Purchase Plan to provide that the aggregate number of shares of Common Stock authorized for issuance will be 750,000 (an increase of 250,000 shares from 500,000 shares previously authorized under the Employee Stock Purchase Plan).

    5. To approve amendments to the Company's 1989 Option Stock Plan (the "1989 Plan") and the Company's 1994 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan") to provide that the aggregate number of shares of Common Stock authorized for issuance on a combined basis under both the Company's 1989 Stock Plan and the Non-Employee Directors' Plan will be 7,750,000 shares (an increase of 1,350,000 shares from 6,400,000 shares previously authorized under the 1989 Plan and the Non-Employee Directors' Plan).

    6. To ratify the selection of Ernst & Young LLP, as independent auditors of the Company for the year ending December 31, 1998.

    7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on April 18, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                       By Order of the Board of Directors

                                       /s/ EDWARD C. HALL
                                       ----------------------------------------
                                       Edward C. Hall
                                       Vice President, Finance, Chief Financial
                                         Officer and Secretary

San Diego, California
May __, 1998

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                CYTEL CORPORATION
                             3525 JOHN HOPKINS COURT
                               SAN DIEGO, CA 92121

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited by the Board of Directors of Cytel Corporation, a Delaware corporation (the "Company" or "Cytel"), for use at the Annual Meeting of Stockholders to be held on Friday, June 12, 1998 at 1:30 p.m. (the "Annual Meeting"), or at any adjournment or postponement of that meeting, for the purposes set forth herein and in the foregoing Notice of Annual Meeting. The Annual Meeting will be held at the Company's headquarters, 3525 John Hopkins Court, San Diego, California, 92121. The Company intends to mail this proxy statement and accompanying proxy card on or about May 4, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

         The entire cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, the proxy and any additional information furnished to the stockholders will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, nominees, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of the Company's Common Stock and Series B Convertible Preferred Stock (the "Series B Preferred Stock") at the close of business on April 18, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 17, 1998, the Company had outstanding and entitled to vote 32,867,887 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 17, 1998, the Company had outstanding 659,898 shares of Series B Preferred Stock held by G.D. Searle & Co. ("Searle"). Based upon a formula set forth in the Company's Certificate of Designation of the Series B Preferred Stock, 66,135 shares of Series B Preferred Stock held by Searle are entitled to vote. Searle will be entitled to .788 of a vote for each share of Series B Preferred Stock entitled to vote on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Except for Proposal 2, broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 2, abstentions and broker non-votes will have the same effect as negative votes.

REVOCABILITY OF PROXIES

         Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3525 John Hopkins Court, San Diego, California, 92121, a written notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.


                                       1.

STOCKHOLDER PROPOSALS

         Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than January 4, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's directors are elected annually to serve until the next Annual Meeting and until each such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. There are nine nominees for the nine Board positions presently authorized in the Company's By-laws. Each nominee listed below is currently a director of the Company, eight such directors having been elected by the stockholders and one director, Nancy Rasmussen, having been appointed by the Board.

         Shares represented by executed proxies will be voted for the election of the nominees named below, unless the proxy is marked in such a manner as to withhold authority to vote for any of them. In the event any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such substitute nominee as the Board of Directors may select. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

                      MANAGEMENT AND THE BOARD OF DIRECTORS
                   RECOMMEND A VOTE IN FAVOR OF EACH NOMINEE.

NOMINEES

         The names of the nominees and certain information about them are set forth below:

                                                              PRINCIPAL OCCUPATION/POSITION
             NAME                   AGE                            HELD WITH THE COMPANY
             ----                   ---                       -----------------------------
Howard E. Greene, Jr.               55      Director and founder of Amylin Pharmaceuticals, Inc. and Chairman of the Board of Directors

Virgil Thompson                     58      President, Chief Executive Officer and Director

Robert L. Roe, M.D., F.A.C.P.       57      Executive Vice President, Chief Operating Officer and Director

James C. Paulson, Ph.D.             50      Vice President, Chief Scientific Officer, General Manager,
                                            Glytec(TM) and Director

David L. Anderson                   54      Managing Director, Sutter Hill Ventures/Director

William T. Comer, Ph.D.             62      President and Chief Executive Officer of SIBIA Neurosciences,
                                            Inc./Director

Nicole Vitullo                      40      Senior Vice President, Rothschild Asset Management Ltd./Director

David L. Mahoney                    43      Group President, Pharmaceutical Services and International Group,
                                            McKesson Corporation/Director

Nancy D. Rasmussen                  39      Vice President, Global New Business Franchise, G.D. Searle & Co./Director

         Mr. Greene, a founder of the Company, has served as a director since the Company's inception. He was elected Chairman of the Board in January 1989 and served as President from July 1987 to January 1989. Mr. Greene


                                       2.

is a director and founder of Amylin Pharmaceuticals, Inc., a biotechnology company involved in research and development of medicines for treating diabetes and served as Chairman of the Board from 1987 to 1998. He was a general partner of Biovest Partners, a seed venture capital firm specializing in medical technology companies from 1986 until 1993. Prior to Biovest, he was Chief Executive Officer of Hybritech Incorporated, a biotechnology company acquired by Eli Lilly & Company in 1986. Mr. Greene is a director of Allergan Incorporated, Neurex Corporation, Biosite Diagnostics Incorporated and International Biotechnology Trust plc.

         Mr. Thompson has served as a director and as President and Chief Executive Officer since January 1996. From July 1994 to December 1995, he was President and Chief Executive Officer of CIBUS Pharmaceutical, Inc. ("CIBUS"), a drug delivery company. For the 25 years preceding his employment with CIBUS, he was employed by Syntex Corporation, most recently as President, Syntex Laboratories, Inc. Mr. Thompson is a director of Biotechnology General Corporation, Cypros Pharmaceutical Corporation and Aradigm Corporation.

         Dr. Roe has served as a director and as Executive Vice President and Chief Operating Officer since January 1996. During 1995, Dr. Roe was Executive Vice President and Chief Operating Officer of Chugai Biopharmaceuticals, Inc. ("Chugai"), a biopharmaceutical company. Prior to joining Chugai, Dr. Roe was employed by Syntex Corporation from 1976 to 1995, most recently as President, Development Research Division and as Senior Vice President.

         Dr. Paulson has served as a director and as Vice President since January 1991. He has been employed by Cytel in various positions since September 1990, most recently as Vice President and General Manager, Glytec(TM). He has also been an adjunct member of The Scripps Research Institute since July 1990. From 1985 to July 1990, Dr. Paulson served as a Professor and Vice Chair of the Department of Biological Chemistry at the University of California School of Medicine-Los Angeles.

         Mr. Anderson has been a director of the Company since May 1988. He has been managing director or general partner of the general partner of Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"), a venture capital investment firm, since 1974. Mr. Anderson is also a director of Dionex Corporation, Neurex Corporation, BroadVision, Inc., and Molecular Devices Corporation.

         Dr. Comer has served as a director of the Company since January 1994. He has been President and Chief Executive Officer of SIBIA Neurosciences, Inc. ("SIBIA"), a biotechnology company, since April 1991. Prior to joining SIBIA, Dr. Comer held various positions at Bristol-Myers Squibb, a pharmaceutical company, from September 1961 to March 1991, most recently as Senior Vice President, Strategic Management, Pharmaceuticals and Nutritionals, from 1990 to 1991. Dr. Comer is a member of the Board of Directors of SIBIA.

         Ms. Vitullo has served as a director of the Company since January 1995. Ms. Vitullo has been with Rothschild Asset Management Ltd. ("Rothschild") since November 1992, most recently serving as Senior Vice President. Rothschild advises and manages two publicly traded biotechnology funds: Biotechnology Investments Limited and International Biotechnology Trust plc. From July 1991 to November 1992, Ms. Vitullo was Director of Corporate Communications and Investor Relations at Cephalon Inc. ("Cephalon"), a neuropharmaceutical company. Prior to Cephalon, she spent 12 years with the Eastman Kodak Company, most recently as Manager, Healthcare Investments. Ms. Vitullo is also a member of the Board of Directors of Anergen, Inc., Cadus Pharmaceuticals, Corvas International and Onyx Pharmaceuticals.

         Mr. Mahoney has served as a director of the Company since September 1996. He has been Group President, Pharmaceutical Services and International Group, McKesson Corporation ("McKesson") since September 1997 and served as President of Pharmaceutical and Retail Services, McKesson from August 1996 to August 1997. Mr. Mahoney served as President of Healthcare Delivery System ("HDS") from September 1994 until December 1995, and as Vice President of strategic planning at McKesson from July 1990 to September 1994. Prior to joining McKesson, he was a principal with McKinsey & Company in San Francisco.

         Ms. Rasmussen has served as a director of the Company since March 1998. She has been with G.D. Searle & Co. ("Searle") since 1985, most recently as Vice President, Global New Business Franchise. Ms. Rasmussen's


                                       3.

responsibilities include membership on Searle's Priority Committee, Operations Management Team and Portfolio Steering Committee. She is active in management of Searle's collaborations serving on the Board of Directors of Lorex, a joint venture with Synthelabo, and the executive committee of Co-Sensys.

COMMITTEES AND MEETINGS

         During the fiscal year ended December 31, 1997, the Board of Directors held eleven meetings. The standing committees of the Board of Directors include an Audit Committee, a Compensation Committee and an Executive Committee. The Board does not have a nominating committee or committee performing similar functions.

         The Audit Committee is comprised of Mr. Greene and Dr. Comer, neither of whom is an employee of the Company. During 1997, the Audit Committee held one meeting. The Audit Committee recommends the independent auditors to the Board and provides a direct line of communication between the auditors and the Board. The independent auditors separately meet with the Audit Committee, with and without Company management present, to review and discuss various matters, including the Company's financial statements, the report of the independent auditors on the results, scope and terms of their work and their recommendations concerning the Company's financial practices and procedures.

         The Compensation Committee is comprised of Messrs. Greene, Anderson and Mahoney, none of whom are employees of the Company. This Committee, which held four meetings during 1997, administers the Company's stock option plans, stock purchase plan and 401(k) plan, approves salaries, bonuses and other compensation arrangements for the Company's officers and performs such other functions regarding compensation as the Board may delegate.

         The members of the Executive Committee are Messrs. Anderson, Greene and Thompson. The Executive Committee did not hold any meetings during 1997. This Committee was established to act when the full Board of Directors is unavailable. It has all the authority of the Board in the management of the business and affairs of the Company, except those powers that by law cannot be delegated by the Board of Directors.

         During the fiscal year ended December 31, 1997, each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served during such period.


                                       4.

                                   PROPOSAL 2

                 APPROVAL OF THE COMPANY'S AMENDED AND RESTATED
                    CERTIFICATE OF INCORPORATION, AS AMENDED

         The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate") to increase the authorized number of shares of Common Stock from 50,000,000 shares to 75,000,000 shares (the "Amendment").

         As of March 13, 1998, there were 32,859,887 shares of Common Stock outstanding and 659,898 shares of Series B Preferred Stock outstanding. In addition, the Board has reserved 6,400,000 shares of Common Stock for issuance upon exercise of options and rights granted under the Company's stock option plans, and 500,000 shares for issuance under the Company's Employee Stock Purchase Plan. In addition, the Board has approved an increase of an additional 1,600,000 shares reserved under such plans as described in Proposals 4 and 5.

         The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the Amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding such as dilution of the earnings per share and percentage share of voting rights of current holders of Common Stock. If the Amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Amended and Restated Certificate with the Secretary of State of the State of Delaware.

         The Board believes that the availability of such additional shares will provide the Company with increased flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or service offerings through the acquisition of other businesses.

         The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

         Under the Company's Amended and Restated Certificate, no stockholder is entitled to preemptive rights with respect of any future issuances of capital stock. In addition, the Company does not presently contemplate seeking stockholder approval for any future issuances of capital stock unless required to do so by an obligation imposed by applicable law, a regulatory authority or a third party.

         The affirmative vote of the holders of a majority of the shares entitled to vote will be required to approve this amendment to the Company's Amended and Restated Certificate of Incorporation. As a result, abstentions and broker nonvotes will have the same effect as negative votes.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.


                                       5.

                                   PROPOSAL 3

                       APPROVAL OF OPTION EXCHANGE PROGRAM

        In December 1996, the Board of Directors agreed at the request of the State of Wisconsin Investment Board, a major stockholder of the Company (the "Wisconsin Board"), not to reprice any options without prior stockholder approval until December 1998. In light of the Company's current position, the Board of Directors has worked closely with the Wisconsin Board to develop an option exchange program, the details of which are described below, that the Board of Directors in good faith believes is in the best interests of the Company's stockholders and that is acceptable to the Wisconsin Board. The Board of Directors has approved the option exchange program, subject to stockholder approval. In addition, the Wisconsin Board has advised the Company that it intends to vote in favor of this proposal.

        The Board of Directors believes that the Company is at a very important stage in its development. During the past several years in general, and the past year in particular, there have been a number of significant developments at the Company and a number of important changes for its employees. We now have underway a multi-center Phase II/III clinical study with Cylexin designed to show a therapeutic benefit in ischemia/reperfusion injury in infants undergoing cardiopulmonary bypass associated with open heart surgery to correct life-threatening congenital heart defects. We are actively pursuing many opportunities to use our proprietary enzymatic synthesis technology for manufacturing bioactive carbohydrates for use in pharmaceuticals, nutritionals and other products. Further, in October 1997, the Company funded its subsidiary, Epimmune Inc. ("Epimmune"), and transferred certain patents, fixed assets and approximately 25 employees associated with Cytel's immune stimulation program to Epimmune. In light of the various developments described above, the Board of Directors believes that it is of critical strategic importance to motivate management and employees to remain at the Company and provide an incentive for them to exert maximum efforts on behalf of the Company and its stockholders.

        The market price for the Company's Common Stock has declined significantly in recent years from over $9.00 per share, putting many employees' options underwater. During the last four quarters, the closing price of the Company's Common Stock has ranged between $1.38 and $2.81 per share. On April 28, 1998, the closing price of the Company's Common Stock was $1.71 per share. Of the Company's approximately 4,600,000 options outstanding under the Company's 1989 Stock Option Plan at April 28, 1998, over 900,000 options have an exercise price in excess of $6.00 per share and over 2,400,000 have an exercise price of $4.00 per share or higher. Accordingly, the exercise price that most employees would have to pay in order to exercise their stock options substantially exceeds the current price of $1.71 at which anyone could buy stock in the market. The Board of Directors believes that such "out-of-the-money" stock options have little incentive value to employees and in fact undermine morale and motivation. In addition, virtually all companies in the biotechnology industry use stock options to attract and retain outstanding employees, and there is substantial competition to obtain and/or retain skilled and experienced scientists and managers in the industry. Many biotechnology companies also offer cash bonuses to its employees, but Cytel does not. Accordingly, stock option-based performance incentives are a particularly important part of a competitive overall compensation package for employees of the Company.

        The Board of Directors is concerned that the Company may be at risk of losing valued employees because most of the outstanding stock options are not providing incentives to the Company's management team and other employees. After careful consideration of market conditions, employee turnover, employee morale and the challenges and opportunities facing the Company, the Board of Directors believes that this situation is likely to be more damaging to the Company and its stockholders than the effect of an option exchange program. As a result, in the good faith judgment of the Board of Directors, it is in the best interests of the stockholders of the Company to replace "underwater" stock options with options having an exercise price equal to the current fair market value of the stock, thus restoring the opportunity for employees to receive value in the near term by building the Company and causing the market value of the stock to increase.

        The Company has worked closely with the Wisconsin Board to structure the option exchange program in such a manner as to align the interests of stockholders and employees as closely as possible. The principal components of the option exchange program, including the unique exchange ratio and vesting features it incorporates, are described below.


                                       6.

        The proposed option exchange program would allow members of management and other employees a one-time opportunity to exchange their outstanding out-of-the-money stock options for fewer new options at the market price of the Company's Common Stock at the time of the exchange. Outside or non-executive directors of the Company will not be eligible to participate in the option exchange program. The exchange ratio for the new options will be calculated based on a mathematical formula which incorporates components of the Black-Scholes option model, including the exercise price of the previous options and new options, and the volatility and price of the Company's Common Stock at the date of award of the new options. The formula was developed by a third-party mathematical modeling consulting firm employed by the Wisconsin Board. Using the formula, the exchange ratio will be lower for current options with higher exercise prices. For example, a current option to purchase 100,000 shares of Common Stock with an exercise price of $6.125 per share could be exchanged for a new option to purchase 85,120 shares of Common Stock, while a current out-of-the money option to purchase 100,000 shares of Common Stock with an exercise price of $12.00 per share could be exchanged for a new option to purchase 75,560 shares of Common Stock. Shares of Common Stock reserved for issuance under old options in excess of the amount exchanged for new options will not be returned to the pool of shares available for issuance under the Company's 1989 Plan.

        A critical component of the proposed option exchange program is the unique vesting features applicable to new options. The Company's existing stock options typically vest over a four-year period. All of the shares subject to the new stock options will vest fully over a six-year period. The mathematical formula described above will be used to determine the vesting schedule for each new option. Accordingly, the vesting schedule will be dependent upon the exercise price of the old option.

        The table below illustrates both the exchange ratios for repriced options relative to the range of exercise prices of out-of the-money options currently held by Cytel's employees and the unique vesting features. The year 6 line in the table reflects the exchange ratios for the new options with an assumed exercise price of $1.625 per share that replaces old options with specified exercise prices. The various percentages listed opposite the other years reflect the maximum number of shares (as a percentage of the old option) available for exercise in the specified year. The table will be revised in accordance with the Black-Scholes option valuation model if the exercise price of the new option (market price at time of award of the new option) is different than $1.625.

             NEW OPTION EXCHANGE RATIO AS PERCENTAGE OF OLD OPTIONS

Original Option Price       $2.688      $4.00      $5.50       $6.125      $7.50      $12.00
                            ------      -----      -----       ------      -----      ------
          Year
          ----
           1                 67.72       45.64      31.29       27.19       20.50       9.66
           2                 81.40       66.55      55.12       51.42       44.75      31.06
           3                 87.59       77.07      68.43       65.50       60.04      47.79
           4                 91.16       83.40      76.81       74.52       70.17      59.95
           5                 93.46       87.59      82.49       80.70       77.24      68.88
           6                 95.04       90.52      86.54       85.12       82.37      75.56


        As set forth in the table above, the number of shares available for exercise in year 1 is lower for new options that were exchanged for old options at higher prices. For example, an optionee that exchanges an option to purchase 100,000 shares of Common Stock with an exercise price of $2.688 per share will be vested in 67,720 shares at the end of the first year. An optionee that exchanges an option to purchase 100,000 shares of Common Stock with an exercise price of $12.00 per share will be vested in only 9,660 shares at the end of the first year. The formula has been developed with the goal of aligning both the exchange ratio and the vesting schedule with the economic benefit received by the employee.

        In addition, each new option will be subject to special exercise provisions that can limit the number of shares available for exercise. If an optionee exercised the total vested portion of his option prior to the end of the six-year period, the remaining shares subject to the option will not vest until year six. If the optionee exercises a


                                       7.

portion of the vested shares prior to the end of the six-year period, a portion of the shares (based on the percentage of the vested portion exercised) will not vest until year six. The remaining portion of the shares otherwise available for exercise as of that date will continue to vest according to the mathematical progression of the formula. The Company and the Wisconsin Board believe that these exercise and exchange ratios may provide an incentive for the optionee to exercise stock options later during the option term than would occur with one of the Company's current options and therefore benefit the stockholders of the Company.

        The price of the new stock options will be set at the fair market value of the Company's Common Stock on the date of exchange. If this Proposal 3 is approved by the stockholders of the Company, the Board of Directors intends to authorize the repricing immediately following the Annual Meeting, with an approximate effective date of June 30, 1998.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the option exchange program. Abstentions will be counted toward the tabulation of votes counted and will have the same effect as negative votes, while broker non-votes will not be counted for any purpose in determining whether this matter has been approved. The Wisconsin Board has advised the Company that it intends to vote in favor of this Proposal.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.



                                       8.

                                   PROPOSAL 4

            APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

         In October 1991, the Board of Directors adopted and the stockholders subsequently approved the Employee Stock Purchase Plan (the "Purchase Plan") authorizing the issuance of 200,000 shares of the Company's Common Stock. As a result of one amendment, there were 500,000 shares of Common Stock reserved for issuance under the Purchase Plan. The Purchase Plan provides a means by which employees of the Company and its affiliates may purchase Common Stock of the Company at a discount through accumulated payroll deductions. At December 31, 1997, an aggregate of 452,334 shares had been issued under the Purchase Plan, and only 47,666 shares remained available for the grant of future rights under the Purchase Plan. On March 13, 1998, the Board of Directors adopted an amendment to the Purchase Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Purchase Plan, from 500,000 shares to 750,000 shares. At March 13, 1998, there remained an aggregate of 1,603 shares available for grant under the Purchase Plan. This amendment affords the Company greater flexibility in providing employees with stock incentives and ensures that the Company can continue to provide such incentives at levels determined appropriate by the Compensation Committee.

         Stockholders are requested in this Proposal 4 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Purchase Plan, as amended. Abstentions will be counted toward the tabulation of votes counted and will have the same effect as negative votes, while broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE IN FAVOR OF PROPOSAL 4.

         The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

         The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, without payment of broker commissions, at a discounted price and upon terms which offer certain tax advantages.

         The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION

         The Purchase Plan is administrated by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in such plan and to construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board has the power, which it has not exercised, to delegate administration of such plan to a committee of not less than two Board members. The Board has delegated administration of the Purchase Plan to the Compensation Committee of the Board. As used herein with respect to the Purchase Plan, the "Board" refers to the Compensation Committee, as well as to the Board of Directors itself. The Board may abolish any such committee at any time and revest in the Board to administration of the Purchase Plan.


                                       9.

OFFERINGS

         The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each such offering is of two years duration.

ELIGIBILITY

         Any person who is customarily employed at least 20 hours per week and five months of the calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan, provided such employee is employed by the Company on the offering date.

         Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% of more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

PARTICIPATION IN THE PLAN

         Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as of the offering date for the offering, an agreement authorizing payroll deductions of up to 12% of such employees' base compensation during the purchase period.

PURCHASE PRICE

         The purchase price per share at which shares are sold in an offering under the Purchase Plan cannot be less than the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering, or (b) 85% of the fair market value of a share of Common Stock on the exercise date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

         The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during the purchase period, a participant may reduce or terminate his or her payroll deductions. A participant may not increase or begin such payroll deductions after the beginning of any offering period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

PURCHASE OF STOCK

         By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under such plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his right to purchase shares is exercised automatically at the end of the offering period at the applicable price. See "Withdrawal" below.


                                      10.

WITHDRAWAL

         While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to 10 days before an exercise date.

         Upon withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

         Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS OF TRANSFER

         Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

         The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, such plan will terminate on August 1, 2001.

         The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (b) modify the requirements relating to eligibility for participation in the Purchase Plan, or
(c) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

         In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO PURCHASE PLAN

         If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.


                                      11.

FEDERAL INCOME TAX INFORMATION

         The following is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the rights granted under the Purchase Plan. This summary does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which a participant may reside. Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code. A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchase shares.

         If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss if the stock is held for more than 18 months, and as a mid-term capital gain or loss if the stock is held for more than 12 months and less than 18 months and one day. Capital gains currently are subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 20% and the maximum mid-term capital gains rate is 28% while the maximum ordinary income rate is effectively 39.6% at the present time.

         If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price generally will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss realized by a participant upon the disposition of stock acquired under the Purchase Plan will be long-term, mid-term or short-term depending on the length of time the stock has been held.

         There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).


                                      12.

                                   PROPOSAL 5

             APPROVAL OF THE 1989 STOCK OPTION PLAN, AS AMENDED AND
                  RESTATED AND THE 1994 NON-EMPLOYEE DIRECTORS'
                          STOCK OPTION PLAN, AS AMENDED

         In October 1991, the Board of Directors adopted and the stockholders subsequently approved, the Company's 1989 Stock Option Plan as amended and restated (the "1989 Plan"). In March 1994, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1994 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"). As a result of a series of amendments, there were 6,400,000 shares of Common Stock reserved for issuance on a combined basis under the 1989 Plan and the Non-Employee Directors' Plan (collectively, the "Plans") on December 31, 1997.

         At December 31, 1997, options (net of canceled or expired options) covering an aggregate of 5,385,009 shares of the Company's Common Stock had been granted under the Plans, of which 1,600,854 shares have been exercised and 3,784,155 shares remain outstanding on a combined basis under the Plans. As a result, only 1,014,991 shares (plus any shares that might in the future be returned to the Plans as a result of cancellations or expiration of options) remained available for future grant on a combined basis under the Plans. As of March 13, 1998, only 185,144 shares (plus any shares that might in the future be returned to the plans as a result of cancellations or expiration of options) remained available for future grant on a combined basis under the Plans.

         On March 13, 1998, the Board approved amendments to the Plans, subject to stockholder approval, to increase the number of shares authorized for issuance on a combined basis under the Plans from 6,400,000 to 7,750,000 shares. The Board adopted these amendments to ensure that the Plans have sufficient shares reserved to allow for future automatic grants under such Plans.

         Stockholders are requested in this Proposal 5 to approve the Plans, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting will be required to approve the Plans, as amended. Abstentions will be counted toward the tabulation of votes counted and will have the same effect as negative votes, while broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

                      MANAGEMENT AND THE BOARD OF DIRECTORS
                    RECOMMEND A VOTE IN FAVOR OF PROPOSAL 5.

                    DESCRIPTION OF THE 1989 STOCK OPTION PLAN

         The essential features of the Company's 1989 Plan are outlined below.

GENERAL

         The 1989 Plan provides for the grant of both incentive and nonstatutory stock options and the issuance of Common Stock pursuant to stock purchase agreements and stock bonuses (collectively, "Stock Awards"). Incentive stock options granted under the 1989 Plan are intended to qualify as "incentive stock options" within the meaning of the Code. Nonstatutory stock options granted under the 1989 Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

         The 1989 Plan was adopted to provide a means by which selected employees and directors of and consultants and advisors to the Company and its affiliates could be given an opportunity to benefit from increases in value of the Common Stock of the Company through the granting of Stock Awards, to assist in retaining the


                                      13.

services of persons holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

         The 1989 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1989 Plan and subject to the provisions of the 1989 Plan, to determine: the persons to whom Stock Awards will be granted; when and how Stock Awards will be granted; whether a Stock Award will be an incentive stock option, a nonstatutory stock option, a stock bonus, a right to purchase stock or a combination of the foregoing; the provisions of each Stock Award granted, including the time or times when a person will be permitted to receive stock pursuant to a Stock Award; and the number of shares with respect to which Stock Awards will be granted to each person. The Board of Directors is authorized to delegate administration of the 1989 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 1989 Plan to the Compensation Committee of the Board. As used herein with respect to the 1989 Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

         The proposed regulations under Section 162(m) (described more fully in the section entitled "Federal Income Tax Information" below) also provide that the directors who may serve as members of the Compensation Committee must be "outside directors." The Company currently intends to limit the directors who may serve as members of the Compensation Committee to those who are "outside directors." This limitation excludes from the Compensation Committee (i) current employees of the Company, (ii) former employees of the Company receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company, and (iv) directors currently receiving compensation from the Company for personal services (other than as a director).

ELIGIBILITY

         Incentive stock options may be granted under the 1989 Plan only to employees (including officers) of the Company and its affiliates. Stock Awards other than incentive stock options may be granted under the 1989 Plan only to employees (including officers) and directors of and advisors and consultants to the Company or its affiliates.

         No incentive stock option may be granted under the 1989 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the 1989 Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

STOCK SUBJECT TO THE 1989 PLAN

         Stock subject to the 1989 Plan may be unissued shares or reacquired shares, bought on the market or otherwise. If any Stock Award granted under the 1989 Plan expires or otherwise terminates without being exercised in full, the Common Stock not purchased pursuant to such Stock Award shall again become available for issuance under the 1989 Plan.

TERMS OF OPTIONS

         The following is a description of the permissible terms of options under the 1989 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

         Exercise Price; Payment. The exercise price of incentive stock options under the 1989 Plan may not be less than 100% of the fair market value of the Common Stock subject to the option on the date of the option grant,


                                      14.

and in some cases (see "Eligibility" above) may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1989 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. The Board has the authority to offer employees the opportunity to have outstanding options repriced or to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. At March 13, 1998, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $2.28.

         The exercise price of options granted under the 1989 Plan must be paid either: (i) in cash at the time the option is exercised; or (ii) at the discretion of the Board at the time the option is granted or exercised, either
(a) by delivery of other Common Stock of the Company, (b) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

         Transferability. Under the 1989 Plan, an option may not be transferred by the optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee.

     Option Exercise. Options granted under the 1989 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1989 Plan typically vest 25% at the end of the first year of the optionee's employment or service as a director, advisor or consultant and thereafter daily at the rate of 25% per year during such period of employment or service. Shares covered by options granted in the future under the 1989 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In 1998, the Company implemented a performance management system (the "Performance Management System") for members of certain employee teams organized under the Performance Management System. Under the Performance Management System, options are subject to acceleration of vesting upon the achievement of certain performanced-based objectives by such teams.

     In addition, options granted under the 1989 Plan may permit exercise prior to vesting, but in such event the optionee may be subject to a repurchase right in favor of the Company with respect to shares not yet vested (which repurchase right would typically be at the exercise price), should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

         Term. The maximum term of options under the 1989 Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1989 Plan terminate three months after the optionee's termination of employment with or relationship as a director, advisor or consultant to the Company or any affiliate of the Company, unless (i) the termination of employment or relationship is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within six months of such termination; (ii) the optionee dies while employed by or serving as a director, advisor or consultant to the Company or any affiliate of the Company, or within not more than three months after termination of such employment or service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within six months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. The 1989 Plan provides that, in the event that holder of an option or other stock award is permitted to take a leave of absence, the Company has the unilateral right to determine whether such leave of absence will be treated as a termination of employment or other relationship or to suspend or otherwise delay the time at which exercisability or vesting would otherwise occur with respect to any outstanding option or other stock award.

TERMS OF STOCK BONUSES AND RESTRICTED STOCK

         The following is a description of the permissible terms of stock bonuses and purchases of restricted stock under the 1989 Plan. Individual stock bonuses or purchases of restricted stock may be more restrictive as to any or all of the permissible terms described below.


                                      15.

         Purchase Price; Payment. The purchase price for restricted stock shall be determined by the Board. The Board may determine that eligible participants may be awarded stock pursuant to a stock bonus agreement in consideration for past services rendered to the Company.

         The purchase price of stock acquired pursuant to a restricted stock purchase agreement must be paid either (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment arrangement; or
(iii) in any other form of legal consideration acceptable to the Board.

         Repurchase Option. Shares of Common Stock sold or awarded under the 1989 Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board. In the event a person ceases to be an employee of, or an advisor, consultant or director to, the Company, the Company may repurchase or otherwise reacquire any or all of the unvested Common Stock held by that person on the date of termination, if provided for pursuant to the terms of the stock bonus or restricted stock purchase agreement.

         Transferability. No rights under a stock bonus or restricted stock purchase agreement may be assigned by any participant under the 1989 Plan, except where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

ADJUSTMENT PROVISIONS

         If there is any change in the stock subject to the 1989 Plan or subject to any Stock Award granted under the 1989 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1989 Plan and Stock Awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such Plan and the class, number of shares and price per share subject to such outstanding Stock Awards.

EFFECT OF CERTAIN CORPORATE EVENTS

         The 1989 Plan provides that, in the event of a dissolution or liquidation of the Company, specified types of merger or other corporate reorganization, then at the discretion of the Board and to the extent permitted by law, any surviving corporation shall either: assume Stock Awards outstanding under the 1989 plan or substitute similar Stock Awards for those outstanding under the 1989 Plan, such outstanding Stock Awards will continue in full force and effect; or, with respect to Stock Awards held by persons then employed by or serving as advisors, consultants or directors to the Company, then at the discretion of the Board, the Company may either arrange to pay a cash settlement for such Stock Award or accelerate such Stock Awards and terminate those Stock Awards not exercised before such corporate event.

DURATION, AMENDMENT AND TERMINATION

         The Board may suspend or terminate the 1989 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1989 Plan will terminate on December 31, 2000.

         The Board may also amend the 1989 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months or before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for Stock Awards under the 1989 Plan; (ii) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422(b) of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Exchange Act); or (iii) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to satisfy the requirements of Section 422(b) of the Code or to comply with Rule 16b-3.


                                      16.

FEDERAL INCOME TAX INFORMATION

         Incentive Stock Options. Incentive stock options under the 1989 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

         There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

         If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will recognize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss. Any capital gain or loss recognized by an optionee on a qualifying disposition or a disqualifying disposition of stock acquired through exercise of an incentive stock option will be long-term, mid-term or short-term depending on how long the stock was held. Capital gains currently are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to
Section 16(b) of the Exchange Act.

         To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and perhaps, in the future, the satisfaction of a withholding obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

         Nonstatutory Stock Options. Nonstatutory stock options granted under the 1989 Plan generally have the following federal income tax consequences:

         There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of any withholding obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income recognized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term, mid-term or short-term depending on how long the stock was held. Slightly different rules apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

         Certain kinds of compensation, including qualified "performance-based compensation", are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period,
(ii) the per employee limitation is approved by the stockholders, (iii) the option is granted by a


                                      17.

compensation committee comprised solely of "outside directors," and (iv) the exercise price of the option is not less than the fair market value of the stock on the date of grant, or the option is granted (or becomes exercisable) only upon the achievement (as certified by the Compensation Committee) of an objective performance goal established by the Compensation Committee while the outcome is substantially uncertain.

         Stock Bonuses and Restricted Stock. Stock bonuses and restricted stock purchases granted under the 1989 Plan have the following federal income tax consequences:

         Generally, at the time of receipt of the stock, the recipient's tax treatment depends on whether or not he or she timely files an election under
Section 83(b) of the Code. If such an election is timely filed, the recipient will recognize ordinary income in the amount of the difference, if any, between the purchase price and the fair market value of the shares at the time of the purchase. If the election is not timely filed, the recipient will recognize ordinary income at the time of receipt only in the amount of the difference between the purchase price and the fair market value of the shares which are not at the time subject to the Company's repurchase option. Thereafter, whenever the Company's repurchase option lapses with respect to a given number of shares, the recipient will recognize ordinary income in the amount of the difference between the purchase price and the fair market value of the shares with respect to which the repurchase option has just lapsed.

         With respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of any withholding obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient. Upon disposition of stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon vesting of the stock. Such gain or loss will be long-term, mid-term or short-term depending on how long the stock was held. Slightly different rules may apply to recipients whose stock is subject to forfeiture under Section 16(b) of the Exchange Act.

         Other Tax Consequences. The foregoing discussion is not intended to be a complete description of the federal income tax aspects of Stock Awards granted under the 1989 Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable.

        DESCRIPTION OF THE 1994 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    The essential features of the Non-Employee Directors' Plan are outlined below:

GENERAL

         Options granted under the Non-Employee Directors' Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Code. See "Federal Income Tax Information" below for a discussion of the tax treatment of such options.

PURPOSE

         The purpose of the Non-Employee Directors' Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to attract and retain the services of persons capable of serving on the Board of Directors of the Company and to provide incentives for such persons to exert maximum efforts for the success of the Company.


                                      18.

ADMINISTRATION

         The Non-Employee Directors' Plan is administered by the Board of Directors of the Company. The Board of Directors has the final power to construe and interpret the Non-Employee Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

         The Board of Directors is authorized to delegate administration of the Non-Employee Directors' Plan to a committee not less than two members of the Board. The Board of Directors does not presently contemplate delegating administration of the Non-Employee Directors' Plan to any committee of the Board of Directors.

ELIGIBILITY

         The Non-Employee Directors' Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Non-Employee Directors' Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Six of the Company's nine current Directors (all except Mr. Thompson and Drs. Paulson and Roe) are eligible to participate in the Non-Employee Directors' Plan.

         Option grants under the Non-Employee Directors' Plan are non-discretionary. On January 1 of each year (or the first business day), each Non-Employee Director who has been a Non-Employee Director for at least three months shall be granted an option to purchase 5,000 shares of Common Stock of the Company. In addition, each person who becomes a Non-Employee Director of the Company after the adoption of the Non-Employee Directors' Plan shall, upon the date of initial election to be a Non-Employee Director, be granted an option to purchase 25,000 shares of Common Stock of the Company.

TERMS OF OPTIONS

         Each option under the Non-Employee Directors' Plan is subject to the following terms and conditions.

         Option Exercise. An option granted under the Non-Employee Directors' Plan vests daily at the rate of 25% per year, except that in a Director's first year of service, no shares become exercisable until the date one year after the commencement of service. Such vesting is conditioned upon continued service as a director.

         An option granted under the Non-Employee Directors' Plan may be exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company.

         Exercise Price; Payment. The exercise price of options granted under the Non-Employee Directors' Plan shall be equal to 100% of the fair market value of the Common Stock subject to the options on the date such option is granted. The exercise price of options granted under the Non-Employee Directors' Plan may be paid in cash or by delivery of shares of Common Stock of the Company that have been held for the period required to avoid a charge to the earnings of the Company. Any shares so surrendered shall be valued at their fair market value on the date preceding the date preceding the date of exercise.

         Transferability; Term. Under the Non-Employee Directors' Plan an option may not be transferred by the optionee, except by will or by the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee.

         No option granted under the Non-Employee Directors' Plan is exercisable by any person after the expiration of 10 years from the date the option is granted.

         Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Non-Employee Directors' Plan as may be determined by the Board of Directors.


                                      19.

ADJUSTMENT PROVISIONS

         If there is any change in the stock subject to the Non-Employee Directors' Plan or subject to any option granted under the Non-Employee Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Non-Employee Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such Plan and the class, number of shares and price per share of stock subject to such outstanding options.

         In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger were converted by virtue of the merger into other property, or any capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, the vesting of any outstanding options under the Non-Employee Directors' Plan shall accelerate and such options shall terminate if unexercised prior to the occurrence of the event.

DURATION, AMENDMENT AND TERMINATION

         The Board of Directors' may amend, suspend or terminate the Non-Employee Directors' Plan at any time or from time to time; provided, however, that the Board of Directors may not amend the Non-Employee Directors' Plan with respect to the amount, price or timing of grants more often than once every six months. No amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the Non-Employee Directors' Plan; (ii) modify the requirements as to eligibility for participation in the Non-Employee Directors' Plan (to the extent such modification requires stockholder approval in order for the Non-Employee Directors' Plan to comply with the requirements of Rule 16b-3); or
(iii) modify the Non-Employee Directors' Plan in any other way if such modification requires stockholder approval in order for the Non-Employee Directors' Plan to meet the requirements of Rule 16b-3. Unless sooner terminated, the Non-Employee Directors' Plan will terminate in March 2004.

FEDERAL INCOME TAX INFORMATION

         The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Non-Employee Directors' Plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

         Options granted under the Non-Employee Directors' Plan generally have the following federal income tax consequences:

         There are no tax consequences to the optionee or the Company by reason of the grant of an option under the Non-Employee Directors' Plan. Upon exercise of such option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Because the optionee is a director of the Company, under existing laws, the date of taxation (and the date of measurement of taxable ordinary income) may in some instances be deferred unless the optionee files an election under Section 83(b) of the Code. The filing of a
Section 83(b) election with respect to the exercise of an option may affect the time of taxation and the amount of income recognized at each such time. Upon disposition of the stock acquired upon exercise, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term, mid-term or short-term depending on the length of time the stock was held. Slightly different rules apply to optionees who are subject to Section 16(b) of the 1934 Act.


                                      20.

GRANTS

         Only Non-Employee Directors of the Company are eligible to receive options under the Non-Employee Directors' Plan. All Non-Employee Directors as a group received options to purchase an aggregate of 25,000 shares of Common Stock in fiscal year 1997 at a dollar value of $85,950 (based on the exercise price of each option multiplied by the number of shares underlying such options). Such grants are not necessarily indicative of the number of options that will be granted in the future.

                                   PROPOSAL 6

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Ernst & Young LLP as independent auditors, the Board of Directors will reconsider whether or not to retain that firm for the fiscal year ending December 31, 1998. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines such a change would be in the best interest of the Company and its stockholders.

         The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to ratify the selection of Ernst & Young LLP.

                 MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND
                         A VOTE IN FAVOR OF PROPOSAL 6.


                                      21.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of Common Stock of the Company as of March 13, 1998 by (i) each director and nominee; (ii) each Named Executive Officer (as defined below);
(iii) all executive officers and directors as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common
Stock:

                                                                         BENEFICIAL OWNERSHIP(1)
                                                                      ----------------------------
                                                                        NUMBER OF       PERCENT OF
      BENEFICIAL OWNER                                                   SHARES           TOTAL
      ----------------                                                -----------       ----------
 International Biotechnology Trust plc
   Five Arrows House, St. Swithin's Lane,
   London, England...........................................            3,275,949        9.97%
 State of Wisconsin Investment Board
   121 East Wilson Street
   Madison, WI 53702.........................................            2,425,000        7.38%
 G.D. Searle & Co. (2)
   5200 Old Orchard Road
   Skokie, IL 60077..........................................            2,222,222        6.76%
 Sandoz Holding Ltd.
   CH-4002 Basel Switzerland.................................            2,166,700        6.59%
 Equitable Life Assurance Company
   City Place House
   Basinghall Street
   London, England C2V SDK...................................            1,714,285        5.22%
 Howard E. Greene, Jr. (3)(6)................................              791,761        2.41%
 James C. Paulson (4)(6).....................................              438,631        1.33%
 Virgil Thompson (6).........................................              436,296        1.32%
 Robert L. Roe (6)...........................................              317,959        *
 David L. Anderson (5)(6)....................................              236,434        *
 Robert W. Chesnut (6).......................................              205,212        *
 Deborah Schueren (6)........................................               83,274        *
 Jennifer Lorenzen (6).......................................               42,560        *
 William T. Comer (6)........................................               40,509        *
 David L. Mahoney............................................               30,249        *
 Nicole Vitullo (6)..........................................                1,807        *
 Nancy D. Rasmussen..........................................                    0        *
 Karin Eastham...............................................                    0        *
 All executive officers and directors
   as a group (12 persons)(7)................................            2,624,692        7.69%

------------

*    Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and on any Schedules 13D or 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 32,859,887 shares of Common Stock outstanding on March 13, 1998, adjusted as required by rules promulgated by the SEC.


                                      22.

 (2) Does not include 659,898 shares of Series B Preferred Stock issued to Searle in February 1998 pursuant to a collaboration between Epimmune Inc., a subsidiary of the Company ("Epimmune"), and Searle. Searle has the right to convert the Series B Preferred Stock into Cytel Common Stock after three years, at a conversion rate of .788 shares of Common Stock for each share of Series B Preferred Stock (for an aggregate of 519,999 shares of Common Stock) or to convert to Epimmune Common Stock at any time. In addition, Searle has the option to deliver shares of the Series B Preferred Stock in lieu of up to 50% of certain milestone payments to Epimmune. See "Certain Transactions."

(3) Includes 453,604 shares held in trust for the benefit of Mr. Greene's family, 16,000 shares held in trust for the benefit of Mr. Greene's children and 314,632 shares held individually by Mr. Greene. Mr. Greene is a trustee of both trusts. Mr. Greene acting as trustee has voting and investment power with respect to such shares and may be deemed to be the beneficial owner of such shares. In addition, Mr. Greene is a director of International Biotechnology Trust plc and disclaims beneficial ownership of shares held by such entity.

(4) Includes 31,500 shares held in trust for the benefit of Dr. Paulson's three minor children.

(5) Includes 10,000 shares held by Anvest, L.P. of which Mr. Anderson is the general partner. Also includes 137,461 shares held of record by Sutter Hill, over which Mr. Anderson exercises voting and investing power as a managing director of Sutter Hill Ventures LLC, the general partner of Sutter Hill. Mr. Anderson disclaims beneficial ownership of shares held by Anvest, L.P. and Sutter Hill except to his proportionate partnership interest therein.

(6) Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options, as follows: Howard E. Greene, 7,525 shares; James C. Paulson, 285,618 shares; Virgil Thompson, 325,844 shares; Robert L. Roe, 308,713 shares; David L. Anderson, 7,525 shares; Robert W. Chesnut, 156,292 shares; Deborah Schueren, 81,334 shares; Jennifer Lorenzen, 42,560 shares; William T. Comer, 34,109 shares; David L. Mahoney, 10,249 shares; Nicole Vitullo, 1,807 shares; and all executive officers and directors as a group, 1,261,576 shares.

(7)  Includes shares described in notes (3) through (6) above.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         Directors of the Company who are not employees of the Company are paid $2,000 per meeting attended in person and $500 per meeting attended by phone as compensation for their service on the Board of Directors. Directors are not compensated for actions taken by written consent. The members of the Board of Directors are eligible for reimbursement of expenses incurred in connection with their service on the Board. Under the Directors' Deferred Compensation Plan, participating directors may elect on an annual basis, to defer all of their cash compensation in a deferred stock account pursuant to which the deferred fees are credited in the form of shares of the Company's Common Stock, based on the market price of the stock at the time the deferred fees are earned. The Company will continue to credit shares of the Company's Common Stock to the participants' deferred stock accounts on a quarterly basis. When a participant ceases serving as a director, the participant shall be entitled to receive the value of his or her account either in a single lump-sum payment or in equal annual installments, as determined by the Company in its sole discretion. No participant entitled to receive a payment of benefits shall receive payment in the form of the Company's Common Stock.

         Under the Non-Employee Directors' Plan, on January 1 of each year, each director who is not an employee of the Company and has served on the Board for at least three months, is granted an option to acquire 5,000 shares of the Company's Common Stock. In addition, each new Non-Employee Director will be granted an option to acquire 25,000 shares of the Company's Common Stock upon initial election to the Board of Directors. The exercise price of all such stock options granted is equivalent to the fair market value on the date of each grant.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table shows for the fiscal years ended December 31, 1997, 1996 and 1995, compensation awarded or paid to, or earned by the Company's Chief Executive Officer, its other four most highly compensated


                                      23.

executive officers at December 31, 1997 and two former executive officers who departed from the Company during the last fiscal year (collectively, the "Named Executive Officers"). During the last three fiscal years, none of the executive officers received any restricted stock awards or long-term incentive payouts. The column marked Securities Underlying Options includes options issued on December 15, 1994 under the Company's option exchange program. For each employee, the receipt of the replacement grant was subject to the employee's consent to the cancellation of the original grant, thereby forfeiting all prior vesting of the original grant.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                              ANNUAL COMPENSATION                             SECURITIES
                                             ---------------------                            UNDERLYING         ALL OTHER
    NAME AND PRINCIPAL                                     SALARY            BONUS              OPTIONS        COMPENSATION
         POSITION                            YEAR            ($)              ($)                 (#)             ($)(1)
------------------------------------         ----         --------         --------         ---------------    ------------
Mr. Virgil Thompson                          1997          315,000                0             200,000            5,426
  President and Chief                        1996          300,000           78,580(2)          500,000            4,950
  Executive Officer
Dr. Robert L. Roe                            1997          286,000                0             180,000            4,874
  Executive Vice President                   1996          205,354           23,000(3)          400,000            3,525
  and Chief Operating Officer
Dr. James C. Paulson                         1997          257,578                0                   0            1,674
  Vice President and                         1996          216,324           28,988              80,000            1,333
  General Manager, Glytec(TM)                1995          206,023           41,205              60,000              890
Ms. Deborah Schueren (4)                     1997          133,572                0             120,000(5)           295
  Vice President, Cytel and
  President, Epimmune
Jennifer Lorenzen (6)                        1997          134,055                0              90,000              691
  Vice President, Business
   Development
Dr. Robert W. Chesnut (7)                    1997          147,684                0                   0            1,553
  Former Vice President,                     1996          165,375           22,160              60,000            1,619
   Immune Stimulation Program                1995          157,500           31,500              60,000              680
Ms. Karin Eastham (8)                        1997           86,864                0                   0              368
  Former Vice President,                     1996          177,197           23,744              60,000             1058
  Finance and Administration                 1995          168,759           33,752              60,000              729
  And Chief Financial Officer

------------

(1)  Consists of life insurance premiums paid by the Company.

(2)  Represents relocation payments made by the Company to Mr. Thompson.

(3) Represents reimbursement of Dr. Roe's relocation expenses which were paid by the Company to Dr. Roe's previous employer.

(4) Ms. Schueren was appointed Vice President, Finance and Chief Financial Officer in March 1997. Ms Schueren resigned as Vice President, Finance and Chief Financial Officer effective October 1997, at which time she was appointed Vice President of the Company and President of Epimmune.

(5) Does not include certain options to purchase shares of Epimmune Common Stock granted to Ms. Schueren. See "Employment Agreements."


                                      24.

     appointed Vice President of the Company and President of Epimmune Inc., a subsidiary of the Company ("Epimmune").

(6) Ms. Lorenzen was Vice President, Development Program Management of the Company from April 1997 to February 1998, at which time she was appointed Vice President, Business Development of the Company.

(7) Dr. Chesnut resigned from the Company effective October 1997, at which time he was appointed Executive Vice President of Research and Development of Epimmune.

(8)  Ms. Eastham resigned from the Company effective April 1997.

                        STOCK OPTION GRANTS AND EXERCISES

         The Company grants options to its executive officers under the 1989 Plan. As of March 13, 1998, options to purchase a total of 4,614,002 shares had been granted and were outstanding under the 1989 Plan, and options to purchase 185,144 shares remained available for grant thereunder. Material terms of options granted under the 1989 Plan are described generally in footnotes 1 and 4 below.

         The following tables show for the fiscal year ended December 31, 1997, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                       OPTIONS GRANTED IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                                        ------------------------------------------------------       VALUE AT ASSUMED
                                         NUMBER OF       %TOTAL                                         ANNUAL RATES
                                        SECURITIES       OPTIONS                                       OF STOCK PRICE
                                        UNDERLYING     GRANTED TO                                     APPRECIATION FOR
                                          OPTIONS       EMPLOYEES     EXERCISE OR                       OPTION TERM(3)
                                          GRANTED       IN FISCAL     BASE PRICE     EXPIRATION   -----------------------
          NAME                              (1)          YEAR(2)        ($/SH)          DATE          5%($)        10%($)
          ----                          ----------     -----------    -----------   -----------   -----------   ---------
Mr. Virgil Thompson ............         200,000(4)      21.4            4.00          1/1/07       320,028      983,457
Dr. Robert L. Roe ..............         180,000(4)      19.2            4.00          1/1/07            --           --
Dr. James C. Paulson ...........              --           --              --              --       288,025      885,112
Ms. Deborah Schueren ...........         120,000         12.8           2.375         3/20/07       179,235      454,217
Ms. Jennifer Lorenzen ..........          90,000          9.6           1.375         4/29/07        77,826      197,226
Dr. Robert W. Chesnut ..........              --           --              --              --            --           --
Ms. Karin Eastham ..............              --           --              --              --            --           --

------------

(1) Options granted prior to 1996 generally vested 20% at the end of the first year of the optionee's employment and thereafter daily at the rate of 20% per year during such period of employment. Options granted after November 1996 generally vest 25% at the end of the first year of the optionee's employment and thereafter daily at the rate of 25% per year during such period of employment. Upon certain corporate events resulting in a change of control, at the discretion of the Company's Board of Directors, (i) the acquiring company will assume the options or substitute similar options,
     (ii) the options will continue in full force and effect, or (iii) the Company will pay a cash settlement for or accelerate such options. The Board of Directors has agreed at the request of the Wisconsin Board not to reprice any options without prior stockholder approval until June 2000. As set forth in Proposal 3, the Company is seeking stockholder approval of an option exchange program at the Annual Meeting. The Wisconsin Board has advised the Company that it intends to vote in favor of Proposal 3. The Board of Directors has further agreed with The Wisconsin Board not to reprice any options additional to those covered by Proposal 3 until December 1998.



(2) Based on 936,518 options granted in 1997, including grants to executive officers.


                                      25.

(3) The potential realizable value is calculated based on the terms of the option at its time of grant (10 years in the case of all options). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation, in accordance with rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock, and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(4) These options vest daily at the rate of 33% per year during the period of the optionee's employment. The vesting of the options could have accelerated over a two-year period based upon achievement of certain objectives for 1997, with two-thirds of the options vesting in the first year and the remaining one-third of the options vesting in the second year. Such objectives were not achieved.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS AT OPTIONS AT    IN-THE-MONEY OPTIONS AT
                                                                            FY-END(#)                      FY-END($)(1)
                              SHARES            VALUE          ---------------------------------    ------------------------
                             ACQUIRED          REALIZED                   EXERCISABLE/                      EXERCISABLE/
          NAME            ON EXERCISE(#)         ($)                    UNEXERCISABLE                     UNEXERCISABLE
          ----            --------------       --------                 --------------                     -------------
Mr. Virgil Thompson             --                --                    199,658/500,342                        --/--
Dr. Robert L. Roe               --                --                    191,507/388,493                        --/--
Dr. James C. Paulson            --                --                    252,695/165,162                      $20,523/--
Ms. Deborah Schueren            --                --                    63,663/133,127                         --/--
Ms. Jennifer Lorenzen           --                --                    30,082/109,918                     $1,894/$9,356
Dr. Robert W. Chesnut           --                --                      156,292/--                         $5,308/--
Ms. Karin Eastham               --                --                         --/--                             --/--

------------

(1) Fair market value of the Company's Common Stock at December 31, 1997 ($1.50 per share) minus the exercise price of the options.

                              EMPLOYMENT AGREEMENTS

         In March 1990, the Company entered into an employment agreement with Dr. Paulson. The agreement may be terminated by either the Company or Dr. Paulson. The terms of the employment agreement are consistent with the Company's executive compensation policies.

         In January 1996, the Company entered into an employment agreement with Mr. Thompson. The agreement may be terminated by either the Company or Mr. Thompson. The terms of the employment agreement are consistent with the Company's executive compensation policies.

         In January 1996, the Company entered into an employment agreement with Dr. Roe. The agreement may be terminated by either the Company or Dr. Roe. The terms of the employment agreement are consistent with the Company's executive compensation policies.

         In October 1997, the Company and Epimmune entered into an employment agreement with Ms. Schueren. The agreement guaranteed Ms. Schueren a base salary of $185,000 and a cash bonus of up to $50,000 at the discretion of the Board, if certain objectives are met. In addition, pursuant to the agreement, Ms. Schueren was granted an incentive stock option to purchase 385,000 shares of Epimmune Common Stock at the fair market value as determined by the board of directors of Epimmune. Shares subject to such option vest equally over 48 months, provided that said option will be subject to acceleration with respect to up to two years of vesting upon achievement of certain objectives. The option issued to Ms. Schueren represents approximately 4% of the outstanding Epimmune Common Stock on an as-converted, fully-diluted basis, assuming exercise of all options outstanding and


                                      26.

available for issuance under Epimmune's stock option plan. The agreement may be terminated by either the Company or Ms. Schueren.

         In February 1998, the Company entered severance benefits agreements covering the following officers of the Company: Mr. Thompson, Dr. Roe, Dr. Paulson and Ms. Lorenzen (collectively, the Officers and individually, the "Officer"). Under the agreements, in the event that an Officer is either terminated without cause or within one year of a change of control of the Company such Officer shall receive a lump-sum payment equal to six months of such Officer's annual base salary. If such Officer is terminated other than for cause, all unvested stock options held by such Officers shall immediately accelerate by six months. If such Officer is terminated following a change of control, 50% of all unvested stock options held by such Officer shall immediately vest and become exercisable. Ms. Schueren's employment agreement provides for similar severance benefits except in the event of termination following a change in control, all unvested Epimmune stock options held by Ms. Schueren shall immediately vest and become exercisable. In addition, generally, if Ms. Schueren is terminated without cause or if Ms. Schueren terminates her employment under certain conditions, all unvested stock options held by Ms. Schueren shall accelerate by six months.


                                      27.

                        COMPENSATION COMMITTEE REPORT(1)

         The Compensation Committee of the Board of Directors (the "Committee") consists of Mr. Howard E. Greene, Jr., Mr. David L. Anderson and Mr. David L. Mahoney. The Committee is responsible for setting and administering the Company's policies governing annual executive salaries, bonuses (if any) and stock ownership programs. The Committee evaluates the performance of management and determines the compensation of the Chief Executive Officer ("CEO") and the other executive officers of Cytel based upon the accomplishment of defined objectives in the Company's research and product development programs and achievement of financial targets. The full Board of Directors reviews the Committee's recommendations regarding the compensation of the CEO and the other executive officers.

EXECUTIVE OFFICER COMPENSATION PROGRAM

         The Company's executive officer compensation program consists of base salary and long-term compensation in the form of stock options. The Company's executive officer compensation program is designed to achieve the following objectives:

         - Attract, retain and motivate quality executives who possess the necessary leadership and management skills.

         - Provide an incentive to advance the research and development of the Company's therapeutic products.

         - Emphasize stock-based compensation to provide longer-term motivation by aligning the executives' interests with those of the Company and its stockholders.

         Compensation is based on the level of job responsibility and the level of the individual's performance as well as the Company's performance. The Committee endeavors to set executive compensation within a range which the Committee believes is comparable to the average range of compensation set by companies of comparable size in the biotechnology industry. The group of comparable companies is not necessarily the same as the companies reflected in the market indices included in the performance graph on page 30 of this Proxy Statement.

         The Committee believes that the Company's executive compensation program reflects the principles described above and provides executives strong incentives to maximize Company performance and enhance stockholder value. The Committee believes that a stock option program to reward performance is an appropriate method of executive compensation, with relatively modest increases in base compensation.

BASE SALARY

         Base salary levels for each of the Company's executive officers are reviewed annually. The Company applies various subjective criteria, including performance of the individual and the Company and relative responsibility and experience, to determine appropriate base salaries. In evaluating Company performance, the Committee considers the meeting of certain product milestones, achieving certain corporate objectives (related to financings and collaborations) and organizational effectiveness. In addition, the Company compares its executives' base salaries to management salaries at companies in the biotechnology industry, comparable geographic areas and at similar stages of growth and considers industry surveys regarding executive compensation. The Committee uses

--------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.


                                      28.

these criteria as a frame of reference for annual salary adjustments although other factors are considered, as appropriate, and no specific weights are ascribed to the factors considered by the Committee.

LONG-TERM INCENTIVE COMPENSATION

         The Company's long-term incentive program includes stock options and other awards granted under the 1989 Plan, other stock options and the Company's Employee Stock Purchase Plan. Stock options are an important part of the Company's performance-based compensation. Option grants include vesting periods (generally over four years) to encourage key employees to continue in the employ of the Company. In 1998, the Company implemented a performance management system (the "Performance Management System") for members of certain employee teams organized under the Performance Management System. Under the Performance Management System, options are subject to acceleration of vesting upon the achievement of certain performance-based objectives by such teams. Prior to December 1996, the time-based vesting period of option grants was five years, but the Board of Directors changed such vesting schedule to four years to facilitate the recruitment and retention of key employees. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants are generally made at 100% of fair market value on the date of grant. The 1989 Plan has been amended to limit the number of shares that can be granted to any person to 500,000 shares in any calendar year to ensure that any income recognized in connection with the exercise of options under the 1989 Plan would qualify as "performance-based compensation" under Section 162(m) of the Code.

         The Board of Directors has agreed at the request of the Wisconsin Board not to reprice any options without prior stockholder approval until December 1998. As set forth in Proposal 3, the Company is seeking stockholder approval of an option exchange program at the Annual Meeting. The Wisconsin Board has advised the Company that it intends to vote in favor of Proposal 3.

         The Committee believes that providing management a substantial economic interest in the long-term appreciation of the Company's Common Stock further aligns the interests of stockholders and management. The size of option grants to an individual is primarily determined by such individual's position within management of the Company, as well as competitive practices at biotechnology companies of comparable size. The Committee also considered the size of grants to individuals in previous years and internal relativity.

         Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limitation for preexisting compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to Named Executive Officers will be designed to qualify as performance-based compensation.

         In each of fiscal 1997, 1996 and 1995 a pool of grants to a defined management group was approved. Individual awards were based on an evaluation of previous awards, vested status and retention goals.

CEO COMPENSATION

         The total compensation program for Mr. Virgil Thompson, Chief Executive Officer of the Company, is largely based on the same components as for other senior executives. Each year the Committee reviews the Chief Executive Officer's existing compensation arrangement, the individual performance for the calendar year under review, as well as the Company's performance relative to its peers.

         In December 1996, the Committee reviewed the achievement of objectives for 1996, and, based on continued progress in the Company's scientific programs and Mr. Thompson's significant efforts in planning and implementing strategic and financial initiatives, the Committee approved a base salary for Mr. Thompson of $315,000 for 1997, an increase of 5% over Mr. Thompson's 1996 base salary. In addition, based on such factors,


                                      29.

the Board of Directors also granted Mr. Thompson an option to purchase 200,000 shares of the Company's Common Stock under the 1989 Plan at an exercise price of $4.00 per share. The fair market value on the date of grant of such option was $3.44 per share.

         In February 1998, the Committee reviewed the achievement of objectives for 1997, and, based on the Company's performance in 1997 and Mr. Thompson's significant efforts in planning and implementing strategic and financial initiatives, the Committee approved a base salary for Mr. Thompson of $326,000 for 1998, an increase of 3.5% over Mr. Thompson's 1997 base salary. In addition, based on such factors, the Board of Directors also granted Mr. Thompson an option to purchase 200,000 shares of the Company's Common Stock under the 1989 Plan at an exercise price of $1.594, the fair market value on the date of grant.

         From the members of the Compensation Committee of Cytel:

                  Howard E. Greene, Jr.

                  David L. Anderson

                  David L. Mahoney


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Greene, a member of the Compensation Committee, is Chairman of the Board of the Company.


                                      30.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

         The following chart shows total shareholder return of the Nasdaq CRSP Total Return Index ("Nasdaq Broad Index") for the Nasdaq Stock Market (US Companies) and the Nasdaq CRSP Pharmaceutical Index ("Nasdaq Pharmaceutical Index")(2) and for the Company as of the end of each year since December 31, 1992.

             COMPARISON OF TOTAL CUMULATIVE RETURN ON INVESTMENT(3)

                                       12/92     12/93      12/94      12/95       12/96      12/97
                                       -----     -----      -----      -----       -----      -----
Cytel Corporation ..................    100        51         35         65          37         16
Nasdaq Stock Market - US ...........    100        51         67        123         123        127
Nasdaq Pharmaceutical ..............    100       115        134        159         195        240

(1) This Section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

(2) The Nasdaq Pharmaceutical Index is made up of all companies with the Standard Industrial Classification (SIC) code 283 (category description "Drugs"). Information regarding the companies comprising this index is available upon written request to Secretary, Cytel Corporation, 3525 John Hopkins Court, San Diego, California 92121.

(3) The total return on investment (including investment of dividends) assumes $100 invested on December 31, 1992 in each of Cytel's Common Stock (at the then-market price of $9.38 per share), the Nasdaq CRSP Total Return Index for the Nasdaq Stock (U.S. Companies) Index and the NASDAQ CRSP Pharmaceutical Index.


                                      31.

                              CERTAIN TRANSACTIONS

         The Company's By-laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its By-laws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

         In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         In December 1997, the Company completed a private placement of 4,777,139 shares of Common Stock to 11 accredited investors at a purchase price of $1.75 per share, resulting in gross proceeds to the Company of $8,359,993. In connection with such private placement, the Greene Family Trust purchased 142,857 shares of Common Stock. Howard E. Greene, Jr., Chairman of the Board of Directors of the Company is the trustee of such trust. International Biotechnology Trust plc ("IBT") purchased 1,142,857 Shares of Common Stock.
IBT is a publicly traded fund managed by Rothschild. Nicole Vitullo, a director of the Company, is Senior Vice President of Rothschild.

         In September 1997, the Company entered into a letter of intent with Searle regarding a proposed collaboration. In connection therewith, the Company issued 2,222,222 shares of Common Stock to Searle at a purchase price of $2.25 per share for an aggregate of $5,000,000. Pursuant to a definitive agreement between Epimmune and Searle entered into in February 1998, Searle made an investment of $10 million in Epimmune, of which $6.1 million was in Epimmune Convertible Preferred Stock and $3.9 million in Cytel Series B Preferred Stock. Cytel simultaneously purchased $3.9 million of Epimmune's Convertible Preferred Stock. Searle has the right to convert the Cytel Series B Preferred Stock into Cytel Common Stock after three years or to convert to Epimmune Common Stock at any time. In addition to the $15 million investment made to date, Searle will make milestone payments to Epimmune upon achievement of certain preclinical and clinical milestones. Searle has the option to deliver shares of the Cytel Series B Preferred Stock in lieu of up to 50% of certain milestone payments. Searle will also pay royalties to Epimmune on product sales. In addition, Searle has rights of first refusal with respect to newly-issued securities of the Company, enabling Searle to maintain its percentage ownership in the Company.

         The Company has entered into certain additional transactions with its directors and officers, as described under the captions "Executive Compensation" and "Employment Agreements."

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the 1934 Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq National Market System. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company or written representations from certain reporting persons that no Forms 5 were required, the Company believes that, during the 1997 calendar year, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.


                                      32.

                                  OTHER MATTERS

         The Board of Directors know of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

                                      By Order of the Board of Directors


                                      /s/ EDWARD C. HALL
                                      Edward C. Hall
                                      Vice President, Finance, Chief Financial
                                        Officer and Secretary

May 4, 1998

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO CORPORATE SECRETARY, CYTEL CORPORATION, 3525 JOHN HOPKINS COURT, SAN DIEGO, CA 92121.


                                      33.

                                CYTEL CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 12, 1998


        The undersigned hereby appoints VIRGIL THOMPSON and ROBERT L. ROE, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cytel Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Cytel Corporation to be held at 3525 John Hopkins Court, San Diego, California, on Friday, June 12, 1998 at 1:30 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect nine directors to hold office until the 1999 Annual Meeting of Stockholders.

[ ]   FOR the nominees listed below              [ ]   WITHHOLD AUTHORITY
      (except as marked to the contrary                to vote for the nominees
      below).                                          listed below.

NOMINEES:   Howard E. Greene, Jr., Virgil Thompson, Robert L. Roe, M.D., James
            C. Paulson, Ph.D., David L. Anderson, William T. Comer, Ph.D.,
            Nicole Vitullo, David L. Mahoney and Nancy D. Rasmussen

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                   (Continued and to be signed on other side)

                           (Continued from other side)

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2, 3, 4 AND 5.

PROPOSAL 2:  To approve the amendment to the Company's Amended and Restated
             Certificate of Incorporation to increase the Company's authorized shares of Common Stock from 50,000,000 shares to 75,000,000 shares.

             [ ]  FOR              [ ]    AGAINST           [ ]     ABSTAIN


PROPOSAL 3:  To approve an option exchange program.

             [ ]  FOR              [ ]    AGAINST           [ ]     ABSTAIN

PROPOSAL 4:  To approve an amendment of the Company's Employee Stock Purchase
             Plan to provide that the aggregate number of shares of Common Stock authorized for issuance will be increased from 500,000 shares to 750,000 shares (an increase of 250,000 shares from 500,000 shares previously authorized under the Employee Stock Purchase Plan).

             [ ]  FOR              [ ]    AGAINST           [ ]     ABSTAIN

PROPOSAL 5:  To approve amendments to the Company's 1989 Stock Option Plan
             (the "1989 Plan") and the Company's 1994 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan") to provide that the aggregate number of shares of Common Stock authorized for issuance on a combined basis under both the 1989 Plan and the Non-Employee Directors' Plan will be 7,750,000 shares (an increase of 1,350,000 shares from 6,400,000 shares previously authorized under the 1989 Plan and the Non-Employee Directors Plan).

             [ ]  FOR              [ ]    AGAINST           [ ]     ABSTAIN

PROPOSAL 6:  To ratify selection of ERNST & YOUNG LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

             [ ]  FOR              [ ]    AGAINST           [ ]     ABSTAIN

DATED _________________                 ________________________________________

                                        ________________________________________
                                                       SIGNATURE(S)

                                        Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.